Exhibit 99.1

Spectre Gaming Names Robert Bonev to Its Board of Directors

“Senior Marketing Executive Will Bring New Perspective to the Gaming Industry"

Friday October 8, 8:00 am ET

     EL CAJON, Calif., Oct. 8 /PRNewswire-FirstCall/ — Spectre Gaming, Inc. (OTC Bulletin Board: SGMG — News) announced today the appointment of Robert Bonev, (46) to the Company’s Board of Directors. The appointment, effective immediately, will increase the size of Spectre’s Board to 4 members.

     Mr. Bonev is a senior marketing executive credited with some of the most innovative marketing campaigns in the United States. He is currently employed as a Vice President Sales/Marketing with Arctic Cat Inc. (Nasdaq: ACAT — News), a worldwide manufacturer and marketer of all-terrain vehicles (ATVs) and snowmobiles. Mr. Bonev joined Arctic Cat Inc. in June 2001.

     Robert began his Marketing career with Caterpillar Inc. in 1981, and eventually moved through a variety of different industries that included aviation, boating and other outdoor recreational products. His “out-of-the box” approach to new market development and distribution has dramatically contributed to consistent double-digit growth rates for the various companies Robert has been associated with. He is credited with the innovation, development and introduction of over 35 new products throughout the industries he has served — receiving industry product innovation awards for 8 of them. Robert’s background and specific skills in consumer-driven new product development and leveraged enhancement of existing markets will especially become a critical asset in Spectre’s product introductions and market expansion opportunities.

     Ron Eibensteiner, Spectre Gaming’s Chairman of the Board, commented, “Robert is a world class marketing executive with over 25 years of experience. The gaming industry is going through a dramatic change with regards to people and technology. Over the next several years, we believe that people from outside the industry will continue to have greater influence on how the market is going to evolve. Robert has a diverse background and we look forward to him working with our management team to develop our long term strategic sales and marketing direction.”

     Spectre Gaming Inc., with offices at 1466 Pioneer Way, El Cajon, California 92020 is a provider of proprietary interactive electronic games to the Native American and charitable gaming markets. The Company designs and develops networks, software and content that provide its customers with a comprehensive gaming system.

     This news release contains various “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this release which are not historical in nature, including but not limited to the value of Mr. Bonev’s insights to the Company’s product introductions and market expansion opportunities, the existence of market expansion opportunities, and the influence of people within and without the gaming industry on such industry, are referred to as forward-looking statements, should be viewed as uncertain and should not be relied upon. Additional factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2003, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.